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EXHIBIT 3.1

ARTICLES OF INCORPORATION
OF
NUCOTEC, INC.

FIRST:    The name of this corporation is NUCOTEC, INC. (hereinafter "Corporation").

SECOND:    Its resident agent and registered office in the State of Nevada is as follows:
KARIS Corporation, 202 North Curry Street, #100, Carson City, NV 89703-4121.

THIRD:    The total number of shares which the corporation is authorized to issue is Ten Million (10,000,000) shares of common stock with par value of $.001.

FOURTH:    The governing body of this corporation shall be know as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of the corporation.

The names and addresses of the first Board of Directors, which shall consist of three directors, are as follows:

EARL T. SHANNON
P. O. Box 7650
Ft. Lauderdale, FL 33338-7650

STEVEN W. HUDSON
1080 S.E. 3rd Avenue
Ft. Lauderdale, FL 33316

SCOTT W. BODENWEBER
508 Bontona Avenue
Ft. Lauderdale, FL 33301

FIFTH:    The name and address of the incorporator signing the Articles of Incorporation is as follows:

Lynne Bolduc, Esq.
SENN PALUMBO MEULEMANS, LLP
18301 Von Karman Avenue, Suite 850
Irvine, California 92612-1009

SIXTH:    At all elections of directors of the corporation, each holder of stock possessing voting power is entitled to as many votes as equal the number of shares multiplied by the number of directors to be elected, and he may cast all of his votes for a single director or may distribute them among the number to be voted for or any two or more of them, as he may see fit.

SEVENTH:    No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer: (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

        I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 5th day of October, 2001.

/s/ LYNNE BOLDUC Lynne Bolduc, Esq.

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ARTICLES OF INCORPORATION OF NUCOTEC, INC.